Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction of Formation or Incorporation
Atlas TC Holdings LLC	Delaware
Atlas Intermediate Holdings LLC	Delaware
Atlas Technical Consultants Sole Member LLC	Delaware
Atlas Technical Consultants LLC	Delaware
ATC Sole Member LLC	Delaware
Arrow Environmental Holdings GP LLC	Delaware
Arrow Environmental Holdings LP	Delaware
Arrow ATC Holdings LLC	Delaware
ATC Group Partners LLC	Delaware
ATC Group Holdings LLC	Delaware
ATC Group Services LLC	Delaware
ATC Group Services (CA) Inc.	Delaware
ATC Group Services (CT) Inc.	Delaware
ATC Group Services (MA) Inc.	Delaware
ATC Group Services (MI) LLC	Delaware
ATC Associates of North Carolina, P.C.	North Carolina
Atlas ATC Engineering Inc.	New York
ATC Engineering, LLP	New York
Pavetex Engineering, LLC	Texas
Long Engineering, LLC	Delaware
Alta Vista Solutions, Inc.	Delaware
WesTest, LLC	Colorado
Quality Assurance Engineering, Inc.	California
Caitcon, LLC	California
Atlas Engineering West Inc.	California